Exhibit 10.2

April 2, 2007

Mark McMillan
Insignia Solutions, Inc.
51 East Campbell Avenue
Campbell, CA 95008

RE: Amended Restated Bonus and Change of Control Letter Agreement

Dear Mark:

As you know, Insignia Solutions plc (the “Company”) entered into that certain Asset Purchase Agreement by and among Smith Micro Software, Inc., IS Acquisition Sub, Inc., the Company and certain subsidiaries of the Company, dated February 11, 2007 (the “Asset Purchase Agreement”) whereby the Company will sell substantially all of its assets to Smith Micro Software, Inc. (“SMSI”) or certain of its wholly owned subsidiaries (the “Asset Sale”). You entered into a letter agreement with the Company, dated December 11, 2006 (the “Prior Letter”), providing for the payment of a bonus and change of control benefits in the event of a change of control of the Company, such as the Asset Sale, and providing for severance payments under certain circumstances. A copy of the Prior Letter is attached hereto as Exhibit A. This letter agreement (the “Agreement,”) is intended to clarify the Company’s obligations with respect to such payments in connection with the Asset Sale, and supersedes in its entirety the Prior Letter. Terms not otherwise defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

Bonus

Initial Bonus Payments As soon as is administratively practicable (and in no event later than fourteen (14) business days) following the Closing Date, you will be entitled to receive, and the Company shall pay to you, a lump-sum cash payment equal to $180,000. As soon as is administratively practicable thereafter (and following determination or estimation of th amount of any Excluded Liabilities), but in no event greater than eight weeks following the Closing Date, you will be entitled to receive, and the Company shall pay to you, a second lump-sum cash payment equal to four percent (4%) of the product of (a) the Purchase Price less (b) the sum of (i) the Holdback Amount, (ii) $180,000 and (iii) the dollar amount, determined as of the Closing Date, and in accordance with GAAP, of the Excluded Liabilities (the “Post-Closing Bonus Payment”), in no event shall this second payment exceed $27,000.. You will be required to repay any portion of the Post-Closing Bonus Payment to the Company in the event that the Company shall be required to make any indemnification or other payments to SMSI or any of its affiliates.

Holdback Bonus Payment. You will also be entitled to receive, and the Company shall pay to you, an additional lump-sum cash payment equal to four percent (4%) of such portion of the Holdback Amount that is paid to the Company, to be paid to you as soon as is administratively practicable following the payment to the Company of such portion of the Holdback Amount (the “Holdback Bonus Payment”).

Change in Control Benefits

In connection with the Asset Sale, you will be entitled to receive, and the Company shall pay to you, a lump-sum cash payment equal to $345,000 (which represents the sum of (i) twelve (12) months’ of your annual base salary as in effect on the date hereof plus (ii) 100% of your Company target bonus for fiscal year 2007 (collectively, the “CiC Payment”). The Company will pay you the CiC Payment as soon as is administratively practicable (and in no event later than fourteen (14) business days) following the Closing Date. You expressly acknowledge that you will not be entitled to any accelerated vesting of your options to purchase ordinary shares of the Company in connection with the Asset Sale. Further, to the extent that you do not participate in an SMSI health insurance plan, then the Company will pay you the monthy amount of the COBRA premiums for the period that you do not participate for you and your eligible dependents calculated as if you had terminated employment with the Company as of the day immediately prior to the Closing Date (the “COBRA Payment”).

Subsequent Transaction Bonus. In the event that, following the Closing, a third party shall acquire all of the capital stock of the Company, or shall merge with or into the Company (the “Subsequent Transaction”), and at the closing date with respect to such Subsequent Transaction, you continue to be a member of the board of directors of the Company, then you shall be entitled to an additional bonus (the “Subsequent Transaction Bonus”) equal to four percent (4%) of the amount of the aggregate increase in value returned to the Insignia Shareholders. The “aggregate increase in value returned to the Insignia Shareholders” shall equal the amount of cash consideration payable to the shareholders of the Company in such transaction, if the Subsequent Transaction is a transaction in which cash consideration is paid to the shareholders of the Company, and in any other type of transaction, the “aggregate increase in value returned to the Insignia Shareholders” will equal the product of (a) the average closing price of the Company’s shares over the ten days following the closing of the subsequent transaction, minus (b) the product of (i) the Purchase Price minus (ii) such portion of the Holdback Amount as has not been paid to the Company, and minus (iii) the dollar amount, determined as of the Closing Date, and in accordance with GAAP, of the Excluded Liabilities. The Subsequent Transaction Bonus shall be paid to you as soon as is administratively practicable following the consummation of such Subsequent Transaction.

Escrow. If you should so request following the Closing Date, upon a change in management of the Company or if a majority of the members of the Board of Directors of the Company should cease to consist of persons who were directors or officers of the Company on the date hereof, funds sufficient for payment in full of the Holdback Bonus Payment shall be placed in escrow at a bank under terms that provide for payment to you within fourteen business days of receipt of any portion of the Holdback Amount by the Company.

Witholding.

The Post-Closing Bonus Payment, the Holdback Bonus Payment, the CiC Payment, the COBRA Payment and the Subsequent Transaction Bonus Payment shall each be subject to applicable witholding taxes, and the amount thereof to be paid to you shall be net of any amounts that the Company is required to withold under applicable law.

Parachute Payments

In the event that any of the payments hereunder, including, without limitation, the Post-Closing Bonus Payment, the Holdback Bonus Payment, the CiC Payment, the COBRA Payment and the Subsequent Transaction Bonus received by your or to be received by you would constitute a “parachute payment” within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor provision would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such payments shall be payable, at your election, either in full or in such lesser amount (as specified by you) as would result, after taking into account the applicable federal, state and local incomes taxes and the Excise Tax, in your receipt on an after-tax basis of the greatest amount of any of such payments.

Miscellaneous

This Agreement expressly supersedes in its entirety the Prior Letter and any other prior arrangement that you may have that addresses the subject matter discussed herein. The terms of this Agreement may only be changed by written agreement between you and the Company.

Very truly yours,

/s/ Nicholas Bearsted_
Chairman of the Board of Directors
Insignia Solutions plc

I agree to the terms as set forth in this Agreement.

/s/ Mark McMillan___________________________  Date: April 2, 2007___
Mark McMillan